UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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USA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

S.A.V.E. PARTNERS IV, LLC
LOCKE PARTNERS I LLC
JOHN S. IOANNOU
AJOY H. KARNA
RODMAN K. REEF
ANDREW SALISBURY
CRAIG W. THOMAS
BRADLEY M. TIRPAK
GEORGE WALLNER
JAMES W. STUCKERT REVOCABLE TRUST U/A DTD 2/10/86 AMENDED & RESTATED 2/7/07
DIANE V. STUCKERT REVOCABLE TRUST U/A DTD 8/7/03
JAMES W. STUCKERT
DIANE V. STUCKERT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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S.A.V.E. Partners IV, LLC (“SAVE”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2012 annual meeting of shareholders (the “Annual Meeting”) of USA Technologies, Inc.  SAVE has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On April 30, 2012, S.A.V.E. Partners IV, LLC issued the following press release:

SHAREHOLDER ADVOCATES FOR VALUE ENHANCEMENT (SAVE)

NOMINATES SEVEN HIGHLY QUALIFIED NOMINEES TO

THE BOARD OF DIRECTORS OF USA TECHNOLOGIES, INC.

GREENWICH, CT, April 30, 2012 – S.A.V.E. Partners IV, LLC, its nominees and certain other shareholders are members of a group (“SAVE”) that collectively owns 3,044,739 shares of common stock of USA Technologies, Inc. (“USAT” or the “Company”) (NASDAQ: USAT), representing approximately 9.3% of the Company’s outstanding shares. Today, SAVE issued the following open letter to shareholders:

Dear Fellow Shareholders:

S.A.V.E. Partners IV, LLC, its nominees and certain other shareholders are members of a group (“SAVE”) that collectively owns 3,044,739 shares of common stock of USA Technologies, Inc. (“USAT” or the “Company”), representing approximately 9.3% of the Company’s outstanding shares. SAVE is the Company’s largest shareholder.

Please do not interpret our substantial ownership of the Company’s common stock as an indication of support for the Board of Directors.  We passionately believe in the potential of the Company, its technology and its talented employees, but we don’t believe this potential will be realized unless the Board of Directors is significantly reconstituted. That is why we have nominated seven highly qualified individuals for election to the Company’s Board of Directors at the 2012 annual meeting of shareholders.

SAVE is committed to improving the Company for the benefit of ALL shareholders

In our view, USAT needs a new direction and a new Board. Consider these facts:

•	The share price of USAT has declined more than 45% in the past year.

•
Since Stephen Herbert became President and COO in August 1999, the Company has accumulated net losses each fiscal year, totaling more than $175 million.  During that time, the Company’s stock price has declined over 99%.

•
Mr. Herbert recently replaced George Jensen as CEO after it was discovered that Mr. Jensen posted over 450 inappropriate comments on a Yahoo! message board, which led to an ongoing SEC investigation that has cost the Company $886,000 in severance payments and other expenses to date.

•	Rather than bring in an outside candidate to energize the business and represent a new direction, the Board appointed Mr. Herbert to the role of CEO.

•	While the value of your investment was deteriorating, the Board voted to issue themselves stock, raising their own Board compensation by 35%.

•	The Board approved four securities offerings from March 2010 to March 2011, and shareholders have been diluted by over 43% in the past two years.

•
One long-standing Board member, Douglas Lurio, has billed the Company over $2,300,000 through his small law firm during the past five fiscal years while collecting an additional $100,000 in Board fees during that time.

In our view, shareholders cannot afford to allow this to continue

SAVE has previously tried to implement improvements at USAT by serving as a shareholder advocate on the Board, but was unable to effect meaningful change with only minority representation.  We acted then, and are acting now, only with the best interests of shareholders in mind. Accordingly, we believe it will take a majority change in the composition of the Board to enable the Company to achieve its full potential. As the Company’s largest shareholder, our interests are closely aligned with yours.

SAVE has a business plan to improve the profitability of your Company

We have a strong business plan to invigorate the Company. Our goal is to remedy what we believe are the structural issues facing the Company and to fix and grow the business. We will provide more details of our business plan as this election contest proceeds. Some of the fundamental points to our business plan are:

•
Eliminate Wasteful Spending – Reduce the Company’s cash burn by eliminating waste, starting by terminating the Company’s outside corporate counsel, Douglas Lurio, who is also a Board member. Mr. Lurio’s small law firm has billed the Company over $2,300,000 during the past five fiscal years, in addition to the $100,000 in Board fees he has collected in that time;

•
Develop New Hardware – Develop lower cost, higher functioning terminals to enable the Company’s customers to take advantage of the rapidly changing mobile payments market and accelerate the return on investment for all stakeholders;

•	Increase Processing Profits – Reduce costs and increase profitability in the transaction processing segment;

•	Launch Vending Route Management Solutions – Develop services to help customers use data to optimize their vending routes and increase their profitability;

•	Expand Internationally – Distribute the Company’s products on a global scale. The worldwide market is expected to grow to 35 million vending machines by 2015;

•	Protect Intellectual Property – Enforce and defend the Company’s key and valuable patents against emerging competitive threats;

•	Minimize Dilution – Minimize dilution to shareholders. The majority of the current Board has overseen an increase in the Company’s share count by over 43% in the past two years;

•
Align the Board’s Interests with Shareholders and Reward Employees – Our nominees plan to accept only options for service on the Board. We want it to be entirely clear that we believe in a pay for performance culture. We also plan to implement a stock option program for employees so that high-performing employees can benefit along with shareholders.

SAVE has nominated seven extremely well-qualified candidates to the Board

We believe that our highly qualified nominees are uniquely positioned and committed to implement our business plan successfully.  Our nominees are leaders in their respective fields with specific expertise in each critical aspect of the Company’s operations, including hardware, transaction processing, vending, finance and sales:

•
George Wallner founded Hypercom Corporation, a global payment technology provider that offered high security end-to-end electronic payment products, software solutions and services. Hypercom Corporation (NYSE:HYC) was acquired by VeriFone Systems, Inc. (NYSE:PAY) in 2011 in an all-stock transaction valued at approximately $485 million.  Mr. Wallner has extensive industry knowledge and experience in bringing technology to market, developing point-of-sale hardware and transaction processing solutions.

•
Rodman K. Reef was Chairman and Chief Executive Officer of Citishare Corporation, a subsidiary of Citigroup Inc. engaged in the retail electronic payments business.  Mr. Reef has participated on the boards and advisory committees of NYCE, Visa, MasterCard’s and Europay’s Maestro, and The Clearing House’s Payments Company.  Mr. Reef has extensive experience in the payment industry, including high volume transaction processing experience in the credit card industry.

•
John S. Ioannou is the former President of Next Generation Vending, LLC, a leader in vending services for the Northeast region with over 25,000 vending machines. Mr. Ioannou led the turnaround of Next Generation and spearheaded the efforts to apply vending route management technology to increase route operation efficiency. Mr. Ioannou has vast knowledge of the vending industry, experience building a growth company and an extensive technology background.

•
Ajoy H. Karna served in various senior-level finance and strategic capacities at Pepsico, Inc., including Senior Vice President, Finance of Frito Lay, Inc. and Senior Vice President, Mergers and Acquisitions at PepsiCo Corporate.  Mr. Karna has broad strategic and operational experience in the food, beverage and vending industries and valuable capital markets and finance experience.

•
Andrew Salisbury is the former Chief Executive Officer of Corsidian, one of the largest distributors of customer contact and call center solutions in Latin America. Corsidian was sold to Aspect Software in July 2011.  Mr. Salisbury is currently CEO of Videlica, a technology distributor. Mr. Salisbury has extensive experience in building profitable growth companies in international markets.

•
Craig W. Thomas co-founded and is a managing member of Shareholder Advocates for Value Enhancement, and is a former portfolio manager at S.A.C. Capital Advisors and financial analyst at Rainwater, Inc.  Mr. Thomas serves on the board of directors of Direct Insite Corp. and previously served on the boards of Laureate Education, Inc. and WCI Communities, Inc.  Mr. Thomas has extensive experience as an investor and as a director of public companies.

•
Bradley M. Tirpak co-founded and is a managing member of Shareholder Advocates for Value Enhancement, and is a former portfolio manager at Sigma Capital Management, Caxton Corporation and Credit Suisse First Boston.  Mr. Tirpak has extensive experience as an investor, is a former member of the Company’s Board and has a comprehensive understanding of the Company’s business.

We believe that when you compare the qualifications of our nominees versus those of the Company, it will become readily apparent that our nominees have better qualifications and more experience to execute a business plan to improve the profitability of the Company. All of these nominees are committed to the ultimate goal of making USAT a success and maximizing value for every shareholder.

Over the coming weeks, we will be providing you with materials that we believe will help you to make an informed decision about the future of YOUR Company, including further information regarding our nominees and business plan.  During this time, the Company and their public relations team may spend shareholders’ money to protect the status quo, and you may also hear many personal attacks from the Company regarding SAVE and its nominees.  Do not let this negative campaigning distract you from the real issues at hand. SAVE believes USAT has significant potential and we are passionate about growing the business.  In our view, in order to realize that potential and maximize value for shareholders, USAT requires a new direction and a new Board.

SAVE is the largest shareholder of the Company.  SAVE has a business plan to improve the profitability of your Company and we have nominated seven extremely qualified individuals to the Board.  Our interests are aligned with yours. We look forward to earning your vote and working hard to improve the value of your investment.

Sincerely,

Bradley M. Tirpak & Craig W. Thomas
Shareholders Advocates for Value Enhancement

Contact:
Morrow & Co., LLC
Tom Ball
John Ferguson
(203) 658-9400

INFO@SAVEUSAT.COM

www.SAVEUSAT.com

Item 2: The following materials were posted by S.A.V.E. Partners IV, LLC to http://www.saveusat.com:

Shareholder Advocates for Value Enhancement

HOME | PRESS RELEASES | SAVEUSAT | ON GOVERNANCE | EXTERNAL RESOURCES | CONTACT | ABOUT

ABOUT

Shareholder Advocates for Value Enhancement (SAVE) is committed to enhancing long-term value for shareholders by advocating for improved corporate governance, efficient operations and aligning executive compensation with shareholder returns. SAVE was founded by Bradley M. Tirpak and Craig W. Thomas.

Important Notice

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The sponsor of this website, http://www.SAVEUSAT.com or http://shareholder-advocates-for-value-enhancement.com (the "Site"), is SAVE (the "Sponsor"). We respect and value your privacy. This statement outlines our privacy policies (the "Privacy Policy") which are designed to assist you in understanding how we collect, use and safeguard information we collect and to assist you in making informed decisions when using the Site. The core of our Privacy Policy is this:

We want you to feel safe and comfortable when you use the Site, and we are dedicated to developing and upholding high standards for protecting your privacy. You should read and familiarize yourself with this Privacy Policy and with our Terms and Conditions. When you use the Site, you agree to abide by these terms.

What Information Do We Collect?

When you visit any website you may provide two types of information: personal information you knowingly choose to disclose that is collected on an individual basis, and website use information collected on an aggregate basis as you browse the website.

Personal Information.

Our Site does not ask you to provide your personal information.

Website Use Information.

Our Site does not utilize "cookies."

Clickstream Data.

As you use the Internet, a trail of electronic information is left at each website you visit. This information, which is sometimes referred to as "clickstream data," can be collected and stored by a website's server. Clickstream data can tell us the type of computer and browsing software you use and the address of the website from which you linked to our Site. We may use clickstream data as a form of non-personally identifiable information to anonymously determine how much time visitors spend on each page of the Site, how visitors navigate throughout the Site and how we may tailor our web pages to better meet the needs of visitors. This information will be used to improve the Site. Any collection or use of clickstream data will be anonymous and aggregate.

Do We Disclose Information to Outside Parties?

We may provide aggregate information about our users, Site traffic patterns and related Site information to our affiliates or reputable third parties.

What About Legally Compelled Disclosure of Information?

We may disclose information when we, in good faith, believe that the law requires it or for the protection of our legal rights.

What About Other Websites Linked to Our Site?

We are not responsible for the practices employed by websites linked to or from our Site nor the information or content contained therein. Often links to other websites are provided solely as pointers to information on topics that may be useful to the users of our Site.

Please remember that your browsing and interaction on any other website, including websites which have a link on our Site, is subject to that website's own rules and policies. Please read over those rules and policies before proceeding.

Your Consent.

SAVE
Shareholder Advocates for Value Enhancement

HOME | PRESS RELEASES | SAVEUSAT | ON GOVERNANCE | EXTERNAL RESOURCES | CONTACT | ABOUT

ABOUT

Shareholder Advocates for Value Enhancement (SAVE) is committed to enhancing long-term value for shareholders by advocating for improved corporate governance, efficient operations and aligning executive compensation with shareholder returns. SAVE was founded by Bradley M. Tirpak and Craig W. Thomas.

Important Notice

SAVE filed 13d on USA Technologies (NASDAQ: USAT)

by ADMIN on APRIL 30, 2012

April 30, 2012

http://www.sec.gov/Archives/edgar/data/896429/000092189512000871/sc13d08816002_04162012.htm

Tagged as: SAVE, USAT

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CERTAIN INFORMATION CONCERNING PARTICIPANTS

S.A.V.E. Partners IV, LLC, a Delaware limited liability company (“SAVE”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes in connection with the solicitation of proxies for the election of individuals to the Board of Directors of USA Technologies, Inc. (the “Company”) at the 2012 annual meeting of shareholders of the Company.

SAVE ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MORROW & CO. LLC, TOLL-FREE AT (800) 607-0088, BANKS AND BROKERS CALL COLLECT AT (203) 658-9400 OR EMAIL INFO@SAVEUSAT.COM.

The participants in the proxy solicitation are SAVE, Locke Partners I LLC (“Locke”), John S. Ioannou, Ajoy H. Karna, Rodman K. Reef, Andrew Salisbury, Craig W. Thomas, Bradley M. Tirpak, George Wallner, James W. Stuckert, Diane V. Stuckert, James W. Stuckert Revocable Trust U/A DTD 2/10/86 Amended & Restated 2/7/07 (the “JWS Trust”) and Diane V. Stuckert Revocable Trust U/A DTD 8/7/03 (the “DVS Trust”) (collectively, the “Participants”).

As of the close of business on April 27, 2012, SAVE owned directly 2,398,609 shares of Common Stock of the Company.  Locke, as the managing member of SAVE, may be deemed to beneficially own the 2,398,609 shares of Common Stock directly owned by SAVE  Each of Messrs. Tirpak and Thomas, as co-managing members of Locke, may be deemed to beneficially own the 2,398,609 shares of Common Stock directly owned by SAVE

As of the close of business on April 27, 2012, Mr. Tirpak directly owned 134,130 shares of Common Stock and 1,000 shares of Series A Convertible Preferred Stock of the Company, convertible into 10 shares of Common Stock.

As of the close of business on April 27, 2012, the JWS Trust owned directly 200,000 shares of Common Stock, the DVS Trust owned directly 300,000 shares of Common Stock and Mr. Stuckert owned directly 12,000 shares of Common Stock.  Mr. Stuckert may be deemed to beneficially own the 200,000 shares of Common Stock directly owned by the JWS Trust and Mrs. Stuckert may be deemed to beneficially own the 300,000 shares of Common Stock directly owned by the DVS Trust.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the Participants is deemed to beneficially own the securities of the Company beneficially owned in the aggregate by the other Participants. Each of the Participants disclaims beneficial ownership of such securities except to the extent of his, her or its pecuniary interest therein.